EXHIBIT 10.52

                             SMARTSERV ONLINE, INC.

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                     NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

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          This  Non-Employee  Director  Compensation  Plan is for the purpose of compensating non-employee directors. The terms of the plan are as follows:

          1. Each non-employee Director ("Outside Director") will receive (i) $1,000 per meeting for attendance at each Board meeting, (ii) $500 per meeting for attendance at each Committee meeting of the Board, and (iii) an option covering 60,000 shares of common stock.

          2. The meeting fees shall be payable in a lump sum twice per year.

          3. The option shall vest at the rate of 20,000 shares at the end of the first, second and third years of service commencing upon the date of grant. An Outside Director must be serving as a director as of each vesting date as a requirement for the vesting of each installment of 20,000 shares.

          4. Each Outside Director currently serving on the Board as of the effective date of this Plan shall receive his/her grant of an option as of August 1, 2004. The exercise price of any such option shall be the average of the ten day closing stock price before August 1, 2004.

          5. Each Outside Director joining the Board after the effective date of this Plan shall receive his/her grant of an option as of the effective date of his/her joining the Board. The exercise price of any such option shall be the average of the ten day closing stock price before the effective date of joining the Board.

          6. All such options shall expire ten years from date of grant.

          7. The form of option agreement to be used under the plan is attached hereto as Annex A.

          8. Directors shall be separately reimbursed for their expenses related to services, and this Plan is not intended to cover expense reimbursement.

          9. This Plan shall be effective June 4, 2004.